Exhibit 16-1


                                            Coopers & Lybrand L.L.P.
                                            a professional services firm

                                            1301 Avenue of the Americas
                                            New York, New York
                                            10019-6013

                                            telephone (212) 259-1000
                                            facsimile (212) 259-1301


September 10, 1996


Securities and Exchange Commission
450 5th Street, NW
Washington, DC 20549

Gentlemen:

We have read the statements made by Commodity Trend Timing Fund II (copy attached), which we understand was filed with the Commission, pursuant to Item 9 of Form 10-K, as part of the Company's 10-K/A1 report for the year ended December 31, 1995. We agree with the statements concerning our Firm in such 10-K/A1.


Very truly yours,


 /s/ Coopers & Lybrand L.L.P.
- ------------------------------------
Coopers & Lybrand L.L.P.


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                                                    Attachment to Exhibit 16-1


Item 9. Changes in and Disagreements With Accountants on
        Accounting and Financial Disclosure.

      Mr. Jeffrey Vorisek, a Certified Public Accountant, has been engaged as the principal accountant to audit the Partnership's financial statements for the fiscal year ended December 31, 1995. Coopers & Lybrand L.L.P. ("Coopers") audited the Partnership's financial statements for the fiscal year ended December 31, 1994.

      (i) Coopers did not resign or decline to stand for reappointment. CCIM engaged the services of Mr. Vorisek on January 29, 1996 rather than Coopers as a cost-effectiveness measure.

      (ii) The report of Coopers on the financial statements for the fiscal years ended December 31, 1994 and 1993 did not contain an adverse opinion or a disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principles.

      (iii) The decision to change accountants was made by the Managing Directors on behalf of CCIM, the General Partner at the time. Under Section 8 of the Partnership Agreement, the General Partner generally has exclusive authority to conduct and manage the business of the Partnership.

      (iv) CCIM is not aware of any disagreements with Coopers during the fiscal years ended December 31, 1995 and 1994 on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreement or disagreements, if not resolved to the satisfaction of Coopers, would have caused Coopers to make reference to the subject matter of the disagreement or disagreements in connection with its report on the Partnership's financial statements.

      (v)  Not applicable.